EXHIBIT 99.1


FOR IMMEDIATE RELEASE

December 27, 2007

Michael J. Dee
President
Patapsco Bancorp, Inc.
(410) 285-1010

Dallas R. Arthur
President
Bradford Bancorp, Inc.
(410) 372-1480

  PATAPSCO BANCORP, INC. AND BRADFORD BANCORP, INC. INSTRUCT EXCHANGE AGENT TO
       RETURN ALL ELECTION SHARES TO PATAPSCO BANCORP, INC. STOCKHOLDERS

              BRADFORD BANCORP, INC. TO RETURN STOCK OFFERING FUNDS

         Dundalk and Baltimore, Maryland - Patapsco Bancorp, Inc. (OTCBB: PATD) and Bradford Bancorp, Inc. announced today that they have instructed Registrar and Transfer Company, the Exchange Agent for the parties' previously announced merger, to release all Patapsco Bancorp stock certificates that were submitted in connection with the cash/stock election and all related stock transfer restrictions. Stock certificates that were previously held directly by registered holders will be sent by insured mail to such holders unless such holders contact the Exchange Agent by January 4, 2008 to request another mode of delivery. Any inquiries regarding the delivery of the Patapsco Bancorp stock certificates should be directed to Registrar and Transfer Company at (800) 525-7686 (ex. 2625) or via e-mail to jkhadaran@rtco.com.

         Bradford Bancorp has also determined to return all funds submitted in connection with the stock offering. Subscriptions received will be returned with interest, as described in the prospectus dated October 19, 2007, to the subscribers of Bradford Bancorp common stock.

ABOUT THE COMPANIES

         Bradford Bancorp was organized to become the holding company for Bradford Bank, a federally chartered savings bank headquartered in Baltimore, Maryland, upon completion of the mutual-to-stock conversion and stock offering. Bradford Bank MHC is currently the mutual holding company parent for Bradford Bank. Bradford Bank currently operates out of its headquarters and nine full-service offices in the greater Baltimore metropolitan area. As of September 30, 2007, Bradford Bank MHC had total consolidated assets of $578.5 million, total deposits of $457.0 million and total retained earnings of $42.4 million.

         Patapsco Bancorp is the parent company of The Patapsco Bank, a Maryland chartered commercial bank, also headquartered in Dundalk, Maryland. Patapsco Bank operates five full-service offices in the greater Baltimore metropolitan area. As of September 30, 2007, Patapsco Bancorp had total consolidated assets of $257.4 million, total deposits of $189.7 million and total stockholders' equity of $18.5 million.